Exhibit  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-170718) pertaining to the Amended and Restated Stock Option Plan, as amended and the 2010 Stock Incentive Plan of R1 RCM Inc.;

2.	Registration Statement (Form S-8 No. 333-206482) pertaining to the Amended and Restated 2010 Stock Incentive Plan and the Inducement Stock Option Awards of R1 RCM Inc.; and

3.	Registration Statement (Form S-8 No. 333-215094) pertaining to the Second Amended and Restated 2010 Stock Incentive Plan of R1 RCM Inc.

of our reports dated March 9, 2018, with respect to the consolidated financial statements of R1 RCM Inc., and the effectiveness of internal control over financial reporting of R1 RCM Inc., included in this Annual Report (Form 10-K) of R1 RCM Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois
March 9, 2018